Exhibit 99.3

CONSENT TO BE NAMED AS DIRECTOR

Pegasus TopCo B.V. is filing a Registration Statement on Form F-4 (together with the prospectus included therein, as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Pegasus TopCo B.V. following the consummation of the business combination, which will be renamed SCHMID Group N.V. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 14, 2023

By:	/s/ Anette Schmid
Name:	Anette Schmid
Title:	Board Member